Exhibit 99.01

News Release

General Employment Enterprises, Inc., Oakbrook Terrace Tower, Suite 2200, Oakbrook Terrace, IL 60181, (630) 954-0400

FOR IMMEDIATE RELEASE	January 28, 2009

COMPANY:	General Employment Enterprises, Inc.

CONTACT:	Herbert F. Imhoff, Jr.
Chief Executive Officer and President
Phone (630) 954-0495 Fax (630) 954-0592
E-mail invest@genp.com

General Employment Reports First Quarter Results

OAKBROOK TERRACE, IL – General Employment Enterprises, Inc. (NYSE Alternext US: JOB) reported consolidated net revenues for the quarter ended December 31, 2008 of $2,887,000, compared with revenues of $3,964,000 reported for the same period last year. Contract service revenues for the quarter were $1,545,000, down 14% from the same period last year. Placement service revenues of $1,342,000 decreased 38% from last year.

The Company reported a net loss of $776,000, or $.15 per share, in the first fiscal quarter of this year, compared with a net loss of $227,000, or $.04 per share, in the first quarter last year.

Commenting on the Company’s performance, Herbert F. Imhoff, Jr., board chairman and CEO said, “The demand for our placement services during the quarter was depressed by employment conditions throughout the country, as employers announced substantial layoffs and 1.5 million Americans lost their jobs. It was an extremely challenging environment in which to make placements.”

Mr. Imhoff, Jr. continued, “One of the measures that we took during the quarter to improve performance in the future was to engage an outside consultant to assist us in the development of our contract business. We believe that the consulting services will help to grow our business on a long-term basis.”

CEO Compensation to be Reduced

The Company announced today that it will be reducing the compensation of the chief executive officer and the vice president of operations for the calendar year 2009. The changes represent a 31% reduction in compensation for the CEO and an 18% reduction for the vice president.

Mr. Imhoff, Jr. added, “The executive compensation reductions announced today, together with other actions taken in recent months to reduce headcount, will reduce the administrative payroll at the corporate office by 22%, compared with the fourth quarter of fiscal 2008.”

Company Consolidates Phoenix Area Offices

The Company also announced today that it consolidated its Phoenix and Scottsdale, Arizona offices, which will result in a lower combined headcount and reduced expenses.

Business Information

General Employment provides professional staffing services through a network of 16 branch offices located in nine states, and specializes in information technology, accounting and engineering placements.

The Company’s business is highly dependent on national employment trends in general and on the demand for professional staff in particular. Because long-term contracts are not a significant part of the Company’s business, future results cannot be reliably predicted by considering past trends or by extrapolating past results. Some of the factors that could affect the Company’s future performance include, but are not limited to, general business conditions, the demand for the Company’s services, competitive market pressures, the ability of the Company to attract and retain qualified personnel for regular full-time placement and contract assignments, the possibility of incurring liability for the Company’s business activities, including the activities of contract employees and events affecting its contract employees on client premises, and the ability of the Company to attract and retain qualified corporate and branch management.

GENERAL EMPLOYMENT ENTERPRISES, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Per Share)

	Three Months Ended December 31

	2008	2007

Net revenues:
Contract services	$1,545	$1,802
Placement services	1,342	2,162

Net revenues	2,887	3,964
Cost of contract services	1,036	1,235
Selling, general and administrative expenses	2,556	3,006

Loss from operations	(705)	(277)
Investment income (loss)	(71)	50

Net loss(1)	$(776)	$(227)

Average number of shares - basic and diluted	5,165	5,159

Net loss per share - basic and diluted	$(.15)	$(.04)

____________

(1) There were no credits for income taxes as a result of the pretax losses during the periods, because there was not sufficient assurance that future tax benefits would be realized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEET INFORMATION
(In Thousands)

	December 31	September 30
	2008	2008

Assets:
Cash and cash equivalents	$3,157	$4,165
Other current assets	1,422	1,627

Total current assets	4,579	5,792
Property and equipment, net	735	791
Other assets	351	419

Total assets	$5,665	$7,002

Liabilities and shareholders’ equity:
Current liabilities	1,005	$1,507
Other liabilities	351	419
Shareholders’ equity	4,309	5,076

Total liabilities and shareholders’ equity	$5,665	$7,002